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EXHIBIT 99

Contact:	Rosanne Palacios International Bancshares Corporation (956) 722-7611 (Laredo)	Judy Wawroski International Bancshares Corporation (956) 722-7611 (Laredo)

FOR IMMEDIATE RELEASE

IBC Announces Annual Earnings

        LAREDO, Texas—(BUSINESS WIRE)—March 7, 2005—International Bancshares Corporation (NASDAQ:IBOC) today reported annual net income for 2004 of $119.0 million or $2.39 per share—basic ($2.35 per share—diluted) compared to $122.1 million or $2.53 per share—basic ($2.48 per share—diluted), which represents a 2.5% decrease in net income and a 5.2% decrease in diluted earnings per share over the corresponding period in 2003.

        Net Income for the fourth quarter of 2004 was $33.1 million, or $.65 per share—basic ($.64 per share diluted) compared to $28.5 million, or $.59 per share—basic ($.58 per share diluted), which represents a 16% increase in net income and 10% increase in diluted earnings per share over the corresponding period in 2003.

        Net income decreased for the year ended December 31, 2004 as compared to the year ended December 31, 2003 primarily because of differences created by the Company's recognition of securities gains in 2003 as compared to 2004, the Company's strategic management of earning assets in anticipation of the Local Financial Corporation ("LFIN") acquisition and the related increase in amortization expense on intangible assets as a result of the acquisition. During the fourth quarter of 2003, the Company reduced its assets by approximately $1 billion in anticipation of the LFIN acquisition. The Company also increased its overnight liquidity in the form of fed funds sold to prepare for the cash payment required as part of the transaction. On June 18, 2004, the Company completed its acquisition of LFIN. As a result of the strategic management of earning assets, net interest income for the first, second, and third quarters of 2004 was negatively affected. Net income for the year ended December 31, 2004 was positively affected by certain gains on sales of Company owned property totaling $2,080,000, net of tax. Additionally, net income for 2003 and 2004 was positively affected by gains recognized on bond sales, which were made to reposition a portion of the Company's bond portfolio to realize the equity that was eroding in the portfolio due to rapid principal repayments. The Company recorded gains on the bond portfolio of $15,203,000, net of tax in 2003 compared to $5,775,000, net of tax in 2004.

International Bancshares Corporation and Subsidiaries
Consolidated Financial Summary

	Years Ended December 31,
	2004	2003
	(Dollars in thousands, except per share data)
	(Unaudited)
Interest income	$352,378	$318,051
Interest expense	(108,602)	(94,725)

Net interest income	243,776	233,326
Provision for possible loan losses	(6,500)	(8,291)
Non-interest income	134,816	127,273
Non-interest expense	(195,180)	(159,754)

Income before income taxes	176,912	182,554
Income taxes	(57,880)	(60,426)

Net income	$119,032	$122,128

Net income per common share
Basic	$2.39	$2.53
Diluted	$2.35	$2.48

        "I'm very pleased with the Company's earnings for 2004 in view of the repositioning of the Company that has occurred to accommodate the LFIN acquisition," said Dennis E. Nixon, chairman and CEO of International Bancshares Corporation. "The Company has continued to show strong earnings for 2004, as well as the fourth quarter clearly reflecting the Company's commitment to solid earnings. I am also pleased with the completion of the acquisition of LFIN and the systems integration that took place in September. With most of the consolidation now complete, the LFIN acquisition has benefited the operations of the combined companies and IBOC has begun to realize the full benefit of the LFIN acquisition resulting in improved shareholder value."

        Total assets at December 31, 2004 were $9.9 billion compared to $6.6 billion at December 31, 2003. Total net loans were $4.8 billion at December 31, 2004 compared to $2.7 billion at December 31, 2003. Deposits at December 31, 2004, were $6.6 billion compared to $4.4 billion at December 31, 2003.

        IBC is a multi-bank financial holding company headquartered in Laredo, Texas, with over 160 facilities and over 250 ATMs serving more than 70 communities in Texas and Oklahoma.

        "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC's filings with the Securities and Exchange Commission.

Copies of IBC's SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml.

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  EXHIBIT 99
International Bancshares Corporation and Subsidiaries Consolidated Financial Summary